Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. REPORTS FIRST QUARTER
2018 RESULTS

•	Markets improving

•	Q1 Revenues of $302.4 million increased 5.5%

•	Q1 Net Loss of $17.8 million

•	Q1 Consolidated Adjusted EBITDA of $9.9 million increased 58%

•	Q1 Mechanical Services Adjusted EBITDA of $12.3 million increased 138%

•	Q1 Cash Flow From Operations of $2.2 million increased $4.7 million

•	Free Cash Flow improved $9.9 million

All comparisons are versus First Quarter 2017.

SUGAR LAND, TX – May 8, 2018 – Team, Inc. (NYSE: TISI) today reported its financial results for the first quarter ended March 31, 2018.

Consolidated revenues were $302.4 million in Q1 2018 compared to $286.6 million in Q1 2017, an improvement of 5.5%. Consolidated net loss in Q1 2018 was $17.8 million ($0.60 loss per diluted share) compared to a net loss of $9.5 million ($0.32 loss per diluted share) in Q1 2017. Cash flow from operations in Q1 2018 improved to $2.2 million, an increase of $4.7 million compared to Q1 2017. Free cash flow improved by $9.9 million in Q1 2018 and $2.6 million of outstanding debt under the credit facility was repaid during Q1 2018.

Amerino Gatti, Chief Executive Officer, stated, “Our markets are showing signs of improvement and we are encouraged with the start to 2018 and the year-over-year growth in revenues, adjusted EBITDA and free cash flow. Our Inspection and Heat Treating segment was stretched during the quarter due to growth in large project activity levels and expanded scopes. This resulted in technician workforce constraints, which drove increased overtime and flexible labor costs to meet customer demand. Certain unfavorable contract pricing terms on project overtime hours negatively impacted the IHT segment’s operating margins. We are taking actions to address these areas to improve margins for the upcoming quarters.

“We have been focused on the OneTEAM program and are moving rapidly to deploy a new regional, cross-segment operating model, one of our most critical initiatives to integrate our operations.

Over the remainder of 2018, the new operating model will align responsibility for all services and products, promoting cross-selling and optimizing resource allocations across locations to leverage the size and scale of our enterprise.” Mr. Gatti concluded, “We are focused on prioritizing and deploying the initiatives in 2018 that will increase our revenues and decrease our operating costs.”

Our end markets are improving, as both customer spending plans and our activity levels have increased compared to 2017. Revenues for the current quarter increased by 5.5% to $302.4 million compared to revenues of $286.6 million for the prior year comparable quarter, reflecting increased activity levels in two of our segments: Inspection and Heat Treating Group (“IHT”) (formerly TeamQualspec) and Mechanical Services Group (“MS”) (formerly TeamFurmanite). The overall increase was partially offset by a decrease in Quest Integrity revenues as several projects have shifted into later quarters of this year. Team reported a net loss of $17.8 million ($0.60 loss per diluted share) for the current year quarter versus a net loss of $9.5 million ($0.32 loss per diluted share) for the prior year comparable quarter.

The first quarter reported results include certain items that are not indicative of Team’s core operating activities: $3.4 million of costs related to our OneTEAM transformation project, $1.7 million of certain legal, professional fees and other costs, and a gain of $4.5 million associated with the conversion feature of Team’s convertible debt, which is accounted for as a derivative liability under GAAP.

Selling, general and administrative expense (“SG&A”) in Q1 2018 of $89.7 million includes $5.1 million of items not indicative of core operating activities described above. Expected SG&A cost increases in Q1 2018 as compared to Q4 2017 include higher amortization expense of $3.1 million for a reduction in the useful life of the Furmanite trade name, increased research and development expense of $0.9 million and higher incentive and stock-based compensation of $2.1 million. Additional sequential cost increases in Q1 2018 included higher bad debt expense of $1.5 million, increased payroll taxes of $1.4 million related to the annual January payroll tax reset and certain other increases.

Excluding the items that are not indicative of core operating activities, adjusted net loss, a non-GAAP measure, was $17.4 million ($0.58 adjusted loss per diluted share) for the current quarter versus adjusted net loss of $7.2 million ($0.24 adjusted loss per diluted share) for the prior year quarter. The excluded items totaled $0.4 million (net of tax), or $0.02 per diluted share, for the current year quarter and $2.3 million (net of tax), or $0.08 per diluted share, for the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2018	2017	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$151,419	$142,956	$8,463	5.9%
MS	132,901	121,822	11,079	9.1%
Quest Integrity	18,065	21,776	(3,711)	(17.0)%
Total	$302,385	$286,554	$15,831	5.5%
Operating income (loss):
IHT	$6,740	$8,125	$(1,385)	(17.0)%
MS	2,518	451	2,067	458.3%
Quest Integrity	1,094	4,191	(3,097)	(73.9)%
Corporate and shared support services	(24,477)	(24,855)	378	1.5%
Total	$(14,125)	$(12,088)	$(2,037)	(16.9)%

The revenue increases in IHT and MS were driven in part by higher activity levels, reflecting improvements in market conditions. Quest Integrity revenues decreased by $3.7 million as several projects have shifted into later quarters of this year.

Within the IHT segment, the benefits of the higher revenues were more than offset by increases in labor costs, including increased overtime compensation and flexible labor costs to meet customer demand. The higher operating income in MS reflects higher activity levels, led by an improvement in market conditions, and the benefits from the Company’s cost savings initiative completed last year, partially offset by additional amortization expense of $3.1 million associated with the Furmanite trade name intangible asset, as noted above. The lower operating income in the Quest Integrity segment is primarily due to the effect of certain projects in the prior year period that did not recur this year and the deferral of projects to later in 2018.

On an adjusted basis, operating loss (also referred to as Adjusted EBIT) was $9.0 million in the first quarter of 2018, versus operating loss of $8.5 million in the prior year comparable quarter.

Adjusted operating income (loss) and adjusted EBITDA are non-GAAP financial measures that excludes certain items that are not indicative of Team’s core operating activities. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Supplemental Financial Information

OneTEAM program: In the first quarter of 2018, we completed the design phase of our business transformation initiative and have now entered the deployment phase. We incurred $3.4 million of expenses during Q1 2018, primarily related to professional fees associated with the project.

Furmanite trade name amortization: Results for the first quarter of 2018 reflect incremental amortization expense of $3.1 million associated with a change in the estimated useful life of the Furmanite trade name, reflecting initiatives to consolidate the Company’s branding. The trade name will be fully amortized by the end of 2018.

Interest expense: The Company recorded $7.6 million of interest expense during the first quarter of 2018, which includes $1.7 million of non-cash interest expense. The non-cash interest expense is primarily attributable to the amortization of debt issuance costs and the amortization of the discount on our convertible debt.

Gain on convertible debt embedded derivative: The Company recorded a non-cash gain of $4.5 million related to the embedded conversion feature associated with the Company’s convertible debt during the three months ended March 31, 2018, primarily a result of the decrease in the Company’s stock price during the first quarter. The valuation of such derivative liability is highly sensitive to changes in the price of Team’s common stock. Generally, decreases in the Company’s stock price will result in gains, while increases will result in losses.

Income taxes: Our effective tax rate was negative 3.6% for the first quarter of 2018 compared to 39.0% for the same period last year. Our effective tax rate was significantly impacted by changes in the valuation allowance on deferred tax assets during the 2018 first quarter, which offset the tax benefit of the pre-tax loss recognized during the period.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which the Company also refers to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items were $3.4 million of costs related to our OneTEAM transformation project and a gain of $4.5 million associated with the conversion feature of Team’s convertible debt, which is accounted for as a derivative liability under GAAP.

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

Conference Call

Team, Inc. has scheduled a conference call to discuss its first quarter 2018 results, which will be broadcast live over the Internet, on Wednesday, May 9, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-888-699-2378 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through May 16, 2018 and may be accessed by dialing 404-537-3406 and using pass code 2465467#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, and the Company sometimes uses adjusted EBITDA, EBIT, adjusted EBIT and free cash flow, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenues	$302,385	$286,554
Operating expenses	226,851	211,750
Gross margin	75,534	74,804
Selling, general and administrative expenses	89,659	89,313
Restructuring and other related charges (credits), net	—	(1,247)
Gain on revaluation of contingent consideration	—	(1,174)
Operating loss	(14,125)	(12,088)
Interest expense, net	7,597	3,158
Gain on convertible debt embedded derivative	(4,547)	—
Other expense, net	47	341
Loss before income taxes	(17,222)	(15,587)
Less: Provision (benefit) for income taxes	623	(6,079)
Net loss	$(17,845)	$(9,508)

Loss per common share:
Basic	$(0.60)	$(0.32)
Diluted	$(0.60)	$(0.32)
Weighted-average number of shares outstanding:
Basic	29,974	29,804
Diluted	29,974	29,804

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)

Cash and cash equivalents	$18,183	$26,552

Other current assets	371,456	370,508

Property, plant and equipment, net	199,812	203,219

Other non-current assets	451,704	455,556

Total assets	$1,041,155	$1,055,835

Current liabilities	$145,727	$147,784

Long-term debt	382,895	387,749

Other non-current liabilities	62,597	62,834

Stockholders’ equity	449,936	457,468

Total liabilities and stockholders’ equity	$1,041,155	$1,055,835

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(unaudited)

Net loss	$(17,845)	$(9,508)

Depreciation and amortization expense	16,455	12,961

Deferred income taxes	(1,644)	(4,835)

Non-cash compensation cost	2,420	1,747

Working capital changes	3,791	(2,533)

Other items affecting operating cash flows	(1,026)	(382)

Net cash provided by (used in) operating activities	2,151	(2,550)

Capital expenditures	(5,487)	(10,718)

Proceeds from disposal of assets	18	533

Other items affecting investing cash flows	(436)	(570)

Net cash used in investing activities	(5,905)	(10,755)

Borrowings (payments) on Credit Facility, net	(2,630)	(10,100)

Debt issuance costs on Credit Facility	(855)	(10)

Cash associated with share-based payment arrangements, net	(225)	200

Other items affecting financing cash flows	(668)	—

Net cash used in financing activities	(4,378)	(9,910)

Effect of exchange rate changes	(237)	739

Change in cash and cash equivalents	$(8,369)	$(22,476)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenues
IHT	$151,419	$142,956
MS	132,901	121,822
Quest Integrity	18,065	21,776
	$302,385	$286,554

Operating income (loss) (“EBIT”)
IHT	$6,740	$8,125
MS	2,518	451
Quest Integrity	1,094	4,191
Corporate and shared support services	(24,477)	(24,855)
	$(14,125)	$(12,088)

Adjusted EBIT
IHT	$6,789	$6,951
MS	3,017	(702)
Quest Integrity	1,094	4,191
Corporate and shared support services	(19,892)	(18,901)
	$(8,992)	$(8,461)
Adjusted EBITDA
IHT	$11,594	$11,806
MS	12,295	5,161
Quest Integrity	2,093	5,629
Corporate and shared support services	(16,099)	(16,349)
	$9,883	$6,247

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including certain changes to valuation allowances and the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)

Net income (loss):
Net loss	$(17,845)	$(9,508)
Professional fees, legal and other[1]	4,948	1,962
ERP costs	87	4,086
Restructuring and other related charges (credits), net[2]	—	(1,247)
Executive severance/transition cost	150	—
Natural disaster costs (credits)	(52)	—
Gain on revaluation of contingent consideration	—	(1,174)
Gain on convertible debt embedded derivative	(4,547)	—
Tax impact of adjustments[3]	(164)	(1,342)
Adjusted net loss	$(17,423)	$(7,223)

Adjusted net loss per common share:
Basic	$(0.58)	$(0.24)
Diluted	$(0.58)	$(0.24)

Adjusted EBIT and Adjusted EBITDA:
Operating loss (“EBIT”)	$(14,125)	$(12,088)
Professional fees, legal and other[1]	4,948	1,962
ERP costs	87	4,086
Restructuring and other related charges (credits), net[2]	—	(1,247)
Executive severance/transition cost	150	—
Natural disaster costs (credits)	(52)	—
Gain on revaluation of contingent consideration	—	(1,174)
Adjusted EBIT	(8,992)	(8,461)
Depreciation and amortization
Amount included in operating expenses	7,100	7,078
Amount included in selling, general, and administrative expenses	9,355	5,883
Total depreciation and amortization	16,455	12,961
Non-cash share-based compensation costs	2,420	1,747
Adjusted EBITDA	$9,883	$6,247

Free Cash Flow:
Cash provided by (used in) operating activities	$2,151	$(2,550)
Capital expenditures	(5,487)	(10,718)
Free Cash Flow	$(3,336)	$(13,268)
___________________

1	For the three months ended March 31, 2018, includes $3.4 million associated with the OneTEAM program.

2	Relates primarily to disposal gain associated with disposal of Furmanite operations in Belgium.

3	Represents the tax effect of the adjustments at an assumed marginal tax rate of 28% and 37% for the three months ended March 31, 2018 and 2017, respectively.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$6,740	$8,125
Professional fees, legal and other	48	—
Natural disaster costs	1	—
Gain on revaluation of contingent consideration	—	(1,174)
Adjusted EBIT	6,789	6,951
Depreciation and amortization	4,805	4,855
Adjusted EBITDA	$11,594	$11,806

MS
Operating income	$2,518	$451
Professional fees, legal and other	552	94
Restructuring and other related charges (credits), net[1]	—	(1,247)
Natural disaster costs	(53)	—
Adjusted EBIT	3,017	(702)
Depreciation and amortization	9,278	5,863
Adjusted EBITDA	$12,295	$5,161

Quest Integrity
Operating income	$1,094	$4,191
Adjusted EBIT	1,094	4,191
Depreciation and amortization	999	1,269
Non-cash share-based compensation costs	—	169
Adjusted EBITDA	$2,093	$5,629

Corporate and shared support services
Operating loss	$(24,477)	$(24,855)
Professional fees, legal and other[2]	4,348	1,868
ERP costs	87	4,086
Executive severance/transition cost	150	—
Adjusted EBIT	(19,892)	(18,901)
Depreciation and amortization	1,373	974
Non-cash share-based compensation costs	2,420	1,578
Adjusted EBITDA	$(16,099)	$(16,349)
___________________

1	Relates primarily to disposal gain associated with disposal of Furmanite operations in Belgium.

2	For the three months ended March 31, 2018, includes $3.4 million associated with the OneTEAM program.